Exhibit 10.8

DANA INCORPORATED EXECUTIVE SEVERANCE PLAN

INTRODUCTION

Dana Incorporated, a Delaware corporation (the "Company") originally adopted this Executive Severance Plan (the "Plan"), effective as of April 22, 2013 for the benefit of certain designated employees. The Company hereby amends and restates the Plan effective January 1, 2018.

Designated Employees (each a "Designated Employee") are defined as those salaried employees of the Company or any subsidiary or division of the Company who are designated by the Senior Vice President, Human Resources as participants in the Plan. Such designation may be modified from time to time.

The purpose of the Plan is to provide assurances of specified severance benefits to Designated Employees whose employment is subject to an involuntary termination for a reason other than for death, Disability, or Cause ("Qualifying Termination"). The Plan is an "employee welfare benefit plan," as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE I

DEFINITIONS

As used herein the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

1.1    "Affiliate" shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.

1.2   "Board" shall mean the board of directors of the Company.

1.3    "Cause" shall mean a Designated Employee's (i) continued failure to perform substantially the duties owed to the Company or its affiliates (other than a failure resulting from the Designated Employee's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered specifically identifying the nature of such unacceptable performance; (ii) conviction of, or plea of guilty, or 110/0 contendere, to the charge of having committed a felony or any other criminal charge involving fraud, moral turpitude, embezzlement or theft (whether or not such conviction is later reversed for any reason); (iii) material violation of the Company's standards of business conduct or other Company policies applicable to Company employees that warrants termination; (iv) abuse of alcohol or either prescription or illegal drugs substantially affecting work performance; (v) conduct that constitutes gross misconduct in the performance of his employment duties, including, but not limited to any act of dishonesty or knowing or willful breach of fiduciary duty that is intended to result in personal enrichment or gain at the expense of the Company or any of its affiliates or subsidiaries; or (vi) deliberate, willful or intentional act that causes substantial harm, loss or injury to the Company or any Affiliate. The Committee, as hereinafter defined, shall make the determination as to whether the termination is for Cause and such determination shall be binding, final and conclusive on all concerned.

1.4    "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, including any rules and regulations promulgated thereunder, along with Treasury and IRS interpretations thereof. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

1.5    "Company" shall mean Dana Incorporated, a Delaware corporation, and its successors.

1.6    "Disability" shall mean the absence of a Designated Employee from the Designated Employee's duties with the Company on a full-time basis for one hundred eighty

(180) consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Designated Employee or the Designated Employee's legal representative.

I.7     "Effective Date" shall mean January 1, 2018.

1.8    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

1.9    "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections l3(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

ARTICLE II

SEVERANCE PAY FOR DESIGNATED EMPLOYEES

2.1    Severance Benefits. Provided the Designated Employee's Release has been timely executed in the manner provided in Article IX and the period of revocation has expired, the terminated Designated Employee will receive the following benefits (collectively, "Severance Benefits"):

(a)    Severance Payment. In the event of a Designated Employee's Qualifying Termination, the Company shall pay to such terminated Designated Employee an amount equal to the severance pay as described below based on the Designated Employee's category and his or her annual base salary in effect on the date the Designated Employee terminates employment.

(i)    The Chief Executive Officer shall receive severance pay in an amount equal to 24 months of his or her annual base salary in effect on the date of termination.

(ii)    Designated Employees who are Leadership Team members reporting directly to the CEO and Senior Vice Presidents shall receive severance pay in an amount equal to twelve (12) months of base salary in effect on the date of termination.

(ii)    Designated Employees who are Vice Presidents shall receive severance pay in an amount equal to the number of months of annual base salary in effect on the date of termination based on Years of Continuous Service with the Company, as set forth in the table below:

Years of Continuous Service	Number of Months of Base Salary Received
Less than 5 Years of Service	6 months
At least 5 Years of Service but less than 8 Years of Service	8 months
At least 8 Years of Service but less than 10 Years of Service	10 months
10 or more Years of Service	12 months

For purposes of the Plan, "Years of Continuous Service" shall be defined as the service of a Designated Employee with the Company, since his or her last date of hire, and shall include periods of temporary lay-off, leave of absence, and sickness or accident leave to the extent determined by the Executive Severance Plan Administrative Committee. Separation Benefits are based upon completed full years of service; partial years are not considered. In the event a Designated Employee is rehired while receiving Severance Benefits and his or her re-employment lasts or is notified by the Company upon re-employment that employment is expected to last for more than ninety (90) days, his or her last date of hire shall be deemed to be the date of hire immediately preceding the event which entitled him to such Severance Benefits.

(b)   Annual Incentive Plan (AIP) Payment. In the event of a Designated Employee's Qualifying Termination, the Company shall pay an amount equal to the AIP payment as described below based on the Designated Employee's category, his or her annual base salary, incentive level and AIP metric group in effect on the date the Designated Employee terminates employment.

Designated Employee Category	AIP Payment Multiple
CEO	2 times annual AIP payment • I times at target, and • I times in year of termination: a) Payment based upon actual performance results b) Full year payment, not prorated
Leadership Team or Senior Vice President	I times annual AIP payment in year of termination: a) Payment based upon actual performance results b) Full year payment, not prorated
Vice President	N/A

(c)    Medical Coverage Payment. In the event of a Designated Employee's Qualifying Termination, the Company shall pay to such Designated Employee a lump sum cash amount equal to the product of the current COBRA premiums minus the current employee premium share for coverages elected for the number of months of severance pay to which such terminated Designated Employee is entitled pursuant to the provisions of Section 2.1(a). (Subject to Section 3.5, payment shall be made no later than the 15th day of the 3rd month after the Designated Employee's Qualifying Termination, after confirmation the Designated Employee has enrolled in COBRA continuation coverage reflected in the payment is provided to the Company. Notwithstanding the foregoing, if the Designated Employee has elected COBRA continuation coverage before the 15th day of the 3rd month after his or her Qualifying Termination, this payment shall be made as soon as practicable after the Designated Employee has elected COBRA continuation coverage, but in no event later than the I 5th day of the 3'd month after the date of Qualifying Termination.

(d)    Out-Placement Benefits. Provided the Designated Employee's Release Agreement as set forth in Exhibit A attached hereto has been timely executed and the period of revocation has expired, the Company shall, in the discretion of the Committee, as defined below,

(i) reimburse the Designated Employee for or (ii) pay directly to a third-party service provider selected by the Committee, the Designated Employee's reasonable costs of outplacement services, subject to the maximum amount set forth in the table below. If the Designated Employee is reimbursed for outplacement services, he or she will receive such reimbursement from the Company within ten (I 0) days after the Company receives supporting documentation from the Designated Employee for such outplacement services.

Designated Employee Category	Maximum Benefit
CEO	$50,000
Leadership Team or Senior Vice President	$25,000
Vice President	$15,000

ARTICLE III

LIMITATION ON PAYMENT OF BENEFITS

3.1    Non-Duplication of Benefits. Notwithstanding any other provision in the Plan to the contrary, the benefits provided hereunder shall be in lieu of any other severance plan and/or retention agreement benefits provided by the Company and the severance benefits and other benefits provided under this Plan shall be reduced by any severance paid or provided to a Designated Employee by the Company under any other plan or arrangement.

3.2    Indebtedness of Designated Employee. If a Designated Employee is indebted to the Company at his or her Date of Termination, the Company reserves the right to offset any benefits under this Plan by the amount of such indebtedness, provided that such offset shall not give rise to any tax under Section 409A of the Code.

3.3    Withholding. Amounts paid to a Designated Employee hereunder shall be subject to all applicable federal, state and local withholding taxes, and all legally required deductions.

3.4    Waiver of Any Other Company Retention/Severance Agreement. A terminated Designated Employee may elect, in his or her sole discretion, to waive each and every prior retention and/or severance agreement entered into between a Participating Company and such terminated Designated Employee in order to participate and receive the severance benefits provided under this Plan. Such waiver shall be in writing in such form as may reasonably be specified by the Committee and shall be filed with the Company in accordance with such rules and procedures as may be reasonably established by the Committee.

3.5    Application of Section 409A. The intent of the Company is that payments and benefits under the Plan comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything to the contrary in the other provisions of the Plan, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Designated Employee shall not be considered to have terminated employment or service with the Company or its Affiliates for purposes of the Plan and no payment or benefit shall be due to the Designated Employee under the Plan until the Designated Employee would be considered to have incurred a "separation from service" from the Company or its Affiliates within the meaning of Section 409A of the Code, and to the extent that any amounts are payable upon a separation from service and such payment would result in the imposition on any individual of additional income tax under Section 409A of the Code, the payment of such amounts shall instead be made on the first business day after the date that is six months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided pursuant to the Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. With respect to amounts eligible for reimbursement under the terms of the Plan, the amount eligible for reimbursement in any taxable year shall not affect the amounts eligible for reimbursement in another taxable year and any such amounts shall be reimbursed no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a "deferral of compensation" within the meaning of Section 409A of the Code.

ARTICLE IV

ADMINISTRATION, AMENDMENT AND TERMINATION; TERM

4.1   Administration by the Committee.  The Plan shall be administered by the Committee.

4.2    Committee Members. The "Committee" shall be composed of those individuals at the Company who hold the titles of Senior Vice President and General Counsel, and Senior Vice President, Human Resources, or titles functionally equivalent thereto, and another employee of the Company as shall be appointed by the Board ("Committee Members"). The designation of an individual as holding such title or position shall constitute automatic appointment to the Committee and the resignation or other termination of employment or change to a different position by a Committee member shall constitute automatic resignation from the Committee.

4.3    Compensation, Indemnification and Expenses. The Committee Members shall not receive compensation for their services on the Committee. The Company shall indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member's own gross negligence or willful misconduct. Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof. To the extent required by applicable law, but not otherwise, Committee members shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.

4.4    Committee Powers and Responsibilities. The Committee shall have all powers necessary to enable it properly to carry out its duties with respect to the complete control of the administration of the Plan. Not in limitation, but in amplification of the foregoing, the Committee shall have the power and authority in its discretion to:

(a)    Construe the Plan to determine all questions that shall arise as to interpretations of the Plan's provisions, including determination of which individuals are eligible for severance benefits, the amount of severance benefits to which any employee may be entitled, and all other matters pertaining to the Plan;

(b)    Adopt amendments to the Plan document which are deemed necessary or desirable bring these documents into compliance with all applicable laws and regulations, including but not limited to Code Section 409A and the guidance thereunder; and

(c)    No member of the Committee may act or vote in a decision of the Committee specifically relating to himself or herself as a Designated Employee in the Plan.

4.5    Decisions of the Committee. Decisions of the Committee made in good faith upon any matter within the scope of its authority shall be final, conclusive and binding upon all persons, including Designated Employees and their legal representatives. Any discretion granted to the Committee shall be exercised in accordance with such rules and policies as may be established by the Committee from time to time.

4.6    Plan Amendment. The Plan may be amended by the Committee as provided by Section 4.4(b) and may also be amended by resolution of the Board of Directors of the Company.

4.7    Plan Termination. The Plan may be terminated by resolution of the Board of Directors of the Company.

ARTICLE V

CLAIMS FOR BENEFITS

Any person who believes he or she is entitled to benefits under this Plan may submit a claim for benefits. The claim must be in writing and should state the claimant's reasons for claiming these benefits. The claims should be sent to the Executive Severance Plan Administrative Committee of Dana Incorporated. If the claim is denied, in whole or in part, written notice of the denial will be provided within ninety (90) days of initial receipt of the claim. Such notice will include an explanation of the factors on which the denial is based and what, if any, additional information is needed to support the claim. Further review of the claim may be obtained by filing a written request for review. An individual whose claim for benefits is denied may file a request for review with the Committee within sixty (60) days. After receiving a request for review, the Committee will render a final decision within sixty (60) days, unless circumstances require an extension of an additional sixty (60) days for the review. In this case, the Committee will notify the claimant in writing of the need for an extension. The Committee's decision will be in writing, setting forth the specific reasons for the decision, as well as specific references to the Plan provisions upon which the decision is based.

ARTICLE VI

LEGAL FEES AND EXPENSES

The Company shall pay all reasonable legal fees and disbursements (if any) which reflect common practice with respect to the matters involved) incurred by or on behalf of any Designated Employee in connection with claims or disputes under this Plan, if the Designated Employee is the prevailing patty on any material issue in any such dispute. The reimbursement shall be made as soon as practicable following the resolution of such claim or dispute to the extent that the Company receives reasonable written evidence of such fees and expenses.

ARTICLE VII

MISCELLANEOUS

7.1    No Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company and any person or to be consideration for the employment of any person. Nothing in this Plan shall be construed as giving any Designated Employee any right to be retained in the employ of the Company or shall affect the terms and conditions of a Designated Employee's employment with the Company prior to the commencement of the Term.

7.2    ERISA Plan. This Plan is intended to be an employee welfare plan as defined in Section 3(1) of ER ISA and a "top-hat" plan maintained for the benefit of a select group of management or highly compensated employees of the Company.

7.3    Effect of Plan. Except with respect to Designated Employees who have individual written employment, severance contract or agreement with the Company on the Effective Date ("Individual Agreements"), this Plan is intended to supersede provisions of prior oral or written policies of the Employer to the extent that such provisions address severance payments or benefits provided upon a Qualifying Termination and all prior oral or written communications to Designated Employees with respect to the subject matter hereof, and all such provisions of such prior policies or communications are hereby null and void and of no further force and effect. The terms of all Individual Agreements shall continue without change and are not superseded, modified, voided or terminated by the Plan.

7.4    Source of Payments. All payments provided under this Plan, other than payments made pursuant to any other Company employee benefit plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

7.5    Date and Notice of Termination. Any termination of a Designated Employee's employment by the Company or by such Designated Employee shall be communicated by a notice of termination to the other party hereto (the "Notice of Termination"). The Notice of Termination shall indicate the specific termination provision in this Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Designated Employee's employment Lender the provision so indicated. The date of a Designated Employee's termination of employment with the Company shall be determined as follows: (a) if employment is terminated by the Company in an Qualifying Termination, five (5) days after the date the Notice of Termination is provided by the Company, and (b) if employment is terminated by the Company for Cause, the later of the date specified in the Notice of Termination or ten (! 0) days following the date such notice is received by the Designated Employee.

7.6    No Mitigation or Retirement Plan Offset. A terminated Designated Employee shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Plan be reduced by any compensation earned by such a terminated Designated Employee as the result of employment by another employer or by retirement benefits paid by the Company or another employer after the Date of Termination or otherwise.

7.7    Notice. For the purpose of this Plan, notices and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by overnight courier or United States registered mail, return receipt requested, postage prepaid, addressed to the Executive Severance Plan Administrative Committee, Dana Incorporated, 3939 Technology Drive, Maumee, OH 43537, with a copy to the General Counsel of the Company, or to a Designated Employee at the address set forth in the Company's payroll records or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

7.8    Nonalienation of Benefits. No benefit under the Plan may be assigned, transferred, pledged as security for indebtedness or otherwise encumbered by any Designated Employee or subject to any legal process for the payment of any claim against a Designated Employee.

7.9    Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

7.10    Headings. The headings contained in this Plan are intended solely for convenience of reference and shall not affect the rights of the parties to this Plan.

7.11    Resolution of Disputes; Choice of Forum. The parties agree that any dispute, controversy or claim arising out of or relating to this Plan shall be resolved by final and binding arbitration, enforceable under the Federal Arbitration Act, administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. All such disputes, controversies or claims shall be determined by a panel of three arbitrators selected in accordance with the rules of the American Arbitration Association and the arbitration shall be conducted in the City of Toledo, State of Ohio. The provisions of Section 7.1 shall apply to disputes submitted to arbitration, provided that the Company shall be responsible for all expenses of the arbitration proceeding. This Section 7.11 shall, along with Section 7.1 survive the termination of this Plan for any reason.

ARTICLE VIII

SUCCESSORS; BINDING AGREEMENT

8.1    Assumption by Successor. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or othe1wise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform the obligations under this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place: provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Section 8, the "Company" shall include the Company as defined in Section 1.5 and any successor to its business and/or assets which assumes and agrees to perform the obligations arising under this Plan by operation of law or otherwise.

8.2    Enforceability; Beneficiaries. This Plan shall be binding upon and inure to the benefit of each Designated Employee (and such Designated Employee's personal representatives and heirs) and the Company and any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the stock, assets or business of the Company or otherwise, including, without limitation, as a result of a change in control or by operation of law. This Plan shall inure to the benefit of and be enforceable by each Designated Employee' personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Designated Employee should die while any amount would still be payable hereunder if such Designated Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Designated Employee's devisee, legatee or other designee or, if there is no such designee, to such Designated Employee's estate.

ARTICLE IX

RELEASE OF CLAIMS

As a condition to the receipt of any severance benefits under the Plan, each Designated Employee must execute and allow to become effective the Release as set forth in Exhibit A attached hereto with such execution occurring not prior to the Date of Termination and not later than forty-five

(45) days after the Designated Employee's receipt thereof. The date on which such Release becomes effective is the "Release Effective Date". No severance benefits shall be paid to a Designated Employee under this Plan prior to the Release Effective Date.

EXHIBIT A

FORM OF RELEASE AGREEMENT

This Release Agreement ("Agreement") is entered into as of this _______ day of  ______, hereinafter "Execution Date", by and between _____________ (hereinafter "Employee"), and Dana Incorporated and its parent companies, affiliates, successors and assigns (hereinafter, the "Company"). The Employee and the Company are sometimes collectively referred to as the "Parties". Capitalized terms that are not defined herein shall have the meaning set forth in the Company's Executive Severance Plan (the "Plan").

1. The Employee's employment with the Company is terminated effective [Month, Day, Year] (hereinafter "Termination Date"). The Company agrees to provide the Employee the Separation benefits provided for in the Plan after he/she executes this Agreement and this Agreement becomes effective pursuant to its terms and docs not revoke it as permitted in Section 5 below, the expiration of such revocation period being the "Effective Date").

2.    By virtue of the Employee's employment with the Company, (i) the Employee was given access to, and helped analyze, formulate or otherwise use, Confidential Information, (ii) the Employer has devoted substantial time, money, and effort to develop Confidential Information and maintain the proprietary and confidential nature thereof, and (iii) Confidential Information is proprietary and confidential and, if any Confidential Information were disclosed or became known by persons engaging in a business in any way competitive with the Company's Business, such disclosure would result in hardship, loss, irreparable injury, and damage to the Employer, the measurement of which would be difficult, if not impossible, to determine. Accordingly, the Employee agrees that (i) the preservation and protection of Confidential Information is an essential part of his duties of employment and that, as a result of his employment with the Employing Companies, he has a duty of fidelity, loyalty, and trust to the Company in safeguarding Confidential Information. The Employee further agrees that he will use his best efforts, exercise utmost diligence, and take all steps necessary to protect and safeguard Confidential Information, whether such information derives from the Employee, other employees of the Employer, Customers, Prospective Customers, or vendors or suppliers of the Employer, and that he will not, directly or indirectly, use, disclose, distribute, or disseminate to any other person or entity or otherwise employ Confidential Information, either for his own benefit or for the benefit of another, except as required in the ordinary course of his employment by the Employing Companies. The Employee shall follow all Company policies and procedures to protect all Confidential Information and shall take any additional precautions necessary under the circumstances to preserve and protect against the prohibited use or disclosure of any Confidential Information.

3. Under the terms of this Agreement, "Confidential Information" shall mean:

(I) Materials, records, documents, data, statistics, studies, plans, writings, and information (whether in handwritten, printed, digital, or electronic form) relating to the Company's Business that are not generally known or available to the Company's business, trade, or industry or to individuals who work therein other than through a breach of this Agreement, or trade secrets of the Employer.

(2) Confidential Information includes, but is not limited to: (i) information about the Employer's employees; (ii) information about the Employer's compensation policies, structure, and implementation; (iii) hardware, software, and computer programs and technology used by Employer; (iv) Customer and Prospective Customer identities, lists, and databases, including private information related to customer history, loan activity, account balances, and financial information; (v) strategic, operating, and marketing plans; (vi) lists and databases and other information related to the Employer's vendors; (vii) policies, procedures, practices, and plans related to pricing of products and services; and (viii) information related to the Employer's acquisition and divestiture strategy. Information or documents that are generally available or accessible to the public shall be deemed Confidential Information, if the information is retrieved, gathered, assembled, or maintained by the Employer in a manner not available to the public or for a purpose beneficial to the Employer.

The confidentiality obligations contained in this Agreement shall continue as long as Confidential Information remains confidential (except that the obligations shall continue, if Confidential Information loses its confidential nature through improper use or disclosure, including but not limited to any breach of this Agreement) and shall survive the termination of this Agreement and/or termination of the Employee's employment with the Company.

From time to time, the Employer may, for its own benefit, choose to place certain Confidential Information in the public domain. The fact that Confidential Information may be made available to the public in a limited form and under limited circumstances does not change the confidential and proprietary nature of such information and does not release the Employee from his obligations with respect to such Confidential Information.

Any and all documents, records, and copies thereof, including but not limited to hard copies or copies stored digitally or electronically, pertaining to or including Confidential Information (collectively, "Company Documents") that are made or received by the Employee during his employment shall be deemed to be property of the Employer. The Employee shall use Company Documents and information contained therein only in the course of his employment for the Employing Companies and for no other purpose. The Employee shall not use or disclose any Company Documents to anyone except as authorized in the course of his employment and in fu1therance of the Company's Business.

Upon Termination of Employment, the Employee shall immediately deliver to Company (with or without request) all Company Documents and all other Employer property in the Employee's possession or under his custody or control.

4. In further recog111t1011 of the severance payment made to Employee, Employee hereby voluntarily and knowingly releases and waives all rights or claims that he/she may have against the Company arising under Title VII of the Civil Rights act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended ("ADEA''), the Americans with Disabilities Act, as amended, the Family Medical Leave Act, or any parallel federal or state statute, ordinance or court decision and claims for attorney's fees and costs other than any such rights or claims that may arise after the date of execution of this Agreement.

5.    Employee specifically agrees and acknowledges that: (A) the release in this Section 5 was granted in exchange for the receipt of consideration that exceeds the amount to which he/she would otherwise be entitled to receive upon termination of his/her employment; (B) he/she has hereby been advised in writing by the Company to consult with an attorney prior to executing this Agreement; (C) the Company has given him/her a period of up to twenty-one (21) days within which to consider this Agreement, which period shall be waived by the Employee's voluntary execution prior to the expiration of the twenty-one (21) day period, and he/she has carefully read and voluntarily signed this Agreement with the intent of releasing the Company to the extent set forth herein; and (D) following his/her execution of this Agreement he/she has seven (7) days in which to revoke his/her release as set forth in this Section 5 only and that, if he/she chooses not to so revoke, the Agreement in this Section 5 shall then become effective and enforceable and the payment listed above shall then be made to his/her in accordance with the terms of this Agreement and the Plan. To cancel this Agreement, Employee understands that he/she must give a written revocation to the General Counsel of the Company at Office of General Counsel, Dana Incorporated, P.O. Box 1000, Maumee, OH 43537 either by hand delivery or ce1tified mail within the seven (7) day period. If he/she rescinds the Agreement, it will not become effective or enforceable and he/she will not be entitled to any benefits from the Company.

6. If any provision of this Agreement is held invalid, the invalidity of such provision shall not affect any other provisions of this Agreement. This Agreement is governed by and construed and interpreted in accordance with the laws of the State of Ohio, without regard to principles of conflicts of law. Employee consents to venue and personal jurisdiction in the State of Ohio for disputes arising under this Agreement.

7. This Agreement represents the entire understanding with the Parties with respect to subject matter herein, and no other inducements or representations have been made or relied upon by the Parties. This Agreement shall be binding upon and inure to the benefit of Employee, his heirs and legal representatives, and the Company and its successors as provided in this Section 7.

8.    Any modification of this Agreement must be made in writing and be signed by Employee and the Company.

ACCEPTED AND AGREED TO:

DANA INCORPORATED

By:

Name:

Title:

EMPLOYEE

By:

Name:

Title: